ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Lee Roth / David Burke
Ken Chymiak (9l8) 25l-2887	(212) 896-1209 / (212) 896-1258
David Chymiak (9l8) 25l-2887	lroth@kcsa.com / dburke@kcsa.com

ADDvantage Technologies Reports Results for Fiscal First Quarter 2008
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Revenue of $14.7 Million and Net Income per Share of $0.14

BROKEN ARROW, Oklahoma, February 11, 2008 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (the "Company") today announced financial results for the first quarter of fiscal 2008, ended December 31, 2007.

For the three-month period ended December 31, 2007, revenue was $14.7 million compared to $14.7 million in the first quarter of fiscal 2007. Sales of new products decreased by $1.6 million which was offset by increased sales of refurbished products totaling $1.6 million.  Sales of new products declined as  two large customers experienced postponed construction projects and fewer upgrade projects during the quarter.  In contrast, the Company’s sales of refurbished digital converters increased $1.3 million over the same period a year ago.

Income from operations for the quarter was $2.7 million compared to $2.8 million in the same period a year ago. Net income attributable to common stockholders in the first quarter of fiscal 2008 was $1.4 million, or $0.14 per diluted share, compared with $1.4 million, or $0.14 per diluted share, in the first quarter of fiscal 2007. Preferred stock dividends earned during the quarter were $76,500 less than the same period last year due to the redemption of all of the outstanding preferred stock at the end of November, 2007.

Commenting on the results, Ken Chymiak, ADDvantage Technologies Group President and CEO, stated, “While results for the quarter were flat on a year over year basis, we are pleased with our performance given the postponed projects of certain customers, primarily due to inclement weather.  The weather also had a direct impact on the operations of our Tulsat subsidiary, which closed for several days in December due to the loss of power resulting from the ice storm in Northeast Oklahoma.  Demand for our digital converter boxes remains high in the U.S, for those customers that received waivers of the FCC ban on those boxes, and internationally where no ban exists.  However, continued growth of this product line will be limited to the availability of surplus refurbished boxes in the market.  We have seen the availability of surplus boxes decline in recent months as multiple service operators are choosing to repair and redeploy their legacy boxes rather than upgrade to newer equipment."

Mr. Chymiak commented further, “In addition, during the quarter we completed construction on two new warehouses in Broken Arrow, OK and Sedalia, MO, which added a combined warehouse capacity of 80,500 square feet to the Company’s overall operations.  These new facilities will allow us to consolidate our inventory which has been located in several smaller warehouses. We anticipate operational savings from the consolidation of approximately $0.2 million per year."

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 pm EST, February 11, 2008.  A live audio of the call will be accessible to the public. The dial-in number for the conference call is (877) 440-5803 or (719) 325-4922 for international participants. The confirmation code for the call is 1851481. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through February 18, at (888) 203-1112 (domestic) or (719) 457-0820 (international), (Confirmation Code: 1851481). The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes are used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat Corporation, ADDvantage Technologies Group of Nebraska, Inc., NCS Industries, Inc., ADDvantage Technologies Group of Missouri, Inc., ADDvantage Technologies Group of Texas, Tulsat-Atlanta, LLC, Jones Broadband International, Inc. and Tulsat-Pennsylvania LLC. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDvantage Technologies Group, Inc
Statement of Operations

	First Quarter Ended
	December 31,
	2007	2006

Revenues	$14,739,368	$14,748,517

Operating Income	$2,696,386	$2,774,189

Net Income	$1,593,111	$1,638,279

Preferred Stock Dividends	$133,480	$210,000

Net Income Applicable
To Common Stock	$1,459,631	$1,428,279

Net Income Per Share
of Common Stock
Basic	$0.14	$0.14
Diluted	$0.14	$0.14

Shares Used in Computing
Net Income Per Share:
Basic	10,250,656	10,232,756
Diluted	10,295,359	10,253,483